Exhibit B

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 20, 2023, is made and entered into by and among Prenetics Global Limited, a Cayman Islands exempted company (the “Company”), and the undersigned parties listed on the signature pages hereto (each such party a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Holders (who are defined as the “Purchaser” and the “Vendors”, respectively, therein) entered into that certain Share Sale Agreement, dated as of 25 June, 2023 (the “Purchase Agreement”), pursuant to which and in consideration for each Holder entering into, the Purchase Agreement, the Company shall cause to be issued to the Holders the Consideration Shares (as defined therein) in accordance with the terms of the Purchase Agreement;

WHEREAS, pursuant to the terms of, and in consideration for each Holder entering into, the Purchase Agreement, and to induce each Holder to execute and deliver the Purchase Agreement, the Company has agreed to provide the Holders with certain registration rights with respect to the Registrable Securities (as defined herein) as set forth herein;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein and in the Purchase Agreement, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, (a) which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, and (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (b) as to which the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the preamble of this Agreement.

“Allowable Grace Period” shall have the meaning assigned to such term in subsection 3.2.1.

“Applicable Law” means, with respect to a Person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, decisions, orders or notices, demands, decree, of any Governmental Authority or stock exchange and in any jurisdiction that is applicable to such Person.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, the State of New York, the USA or the Cayman Islands are required or authorised by law to be closed, or on which a tropical cyclone warning no.8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Commission” shall mean the United States Securities and Exchange Commission or any successor Entity.

“Company” shall have the meaning given in the preamble of this Agreement.

“Completion” has the meaning assigned to such term in the Purchase Agreement.

“Consideration Shares” has the meaning assigned to such term in the Purchase Agreement.

“Effective Date” means the date that the applicable Registration Statement has been declared effective by the Commission.

“Effectiveness Period” shall have the meaning assigned to such term in subsection 3.1.2.

“Eligible Market” means The New York Stock Exchange, Inc., NYSE AMEX Equities, the NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission thereunder.

“Filing Deadline” means (i) with respect to the Shelf Registration Statement required to be filed to pursuant to Section 2.1, within six (6) months following Completion and (ii) with respect to any New Registration Statement that may be required to be filed by the Company pursuant to this Agreement, the 30th Business Day following the sale of substantially all of the Registrable Securities included in the Initial Registration Statement or the most recent prior New Registration Statement, as applicable, or such other date as permitted by the Commission and, in each of (i) and (ii), in accordance with the requirements under the Securities Act, the Exchange Act and the rules and regulations of the Commission.

“Form F-1” shall mean such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that permits forward incorporation of substantial information by reference to other documents filed by the Company with the Commission.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Governmental Authority” means any United States or non-United States: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or Entity and any court, judicial or arbitral body, or other tribunal).

“Grace Period” shall have the meaning assigned to such term in subsection 3.2.1.

“Holders” shall have the meaning given in the preamble of this Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnified Party” shall have the meaning assigned to such term in Section 6.3.

“Lock-Up Agreement” shall mean, as applicable, the agreements and undertakings of the Holders set forth in clause 6.3 of the Purchase Agreement, pursuant to which each Holder has agreed not to transfer the Registrable Securities held by such Holder for a certain period of time after Completion.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading

“New Registration Statement” shall have the meaning given in subsection 2.2.1.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period under the applicable Lock-Up Agreement, and to any transferee thereafter.

“Pro Rata” shall mean, with respect to a given Registration, offering or Transfer of Registrable Securities pursuant to this Agreement, pro rata based on (A) the number of Registrable Securities that each Holder, as applicable, has requested or proposed to be included in such Registration, offering or Transfer and (B) the aggregate number of Registrable Securities that all Holders have requested or proposed to be included in such Registration, offering or Transfer.

“Ordinary Shares” means the fully paid Class A ordinary shares in the capital of the Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an Entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“PRC” means the People’s Republic of China but excluding, for the purposes of this Agreement, Hong Kong, Taiwan and the Macau Special Administrative Region of the People’s Republic of China.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Prospectus Supplement” means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

“Purchase Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Registrable Securities” shall mean:

(A) all of the Consideration Shares; and

(B) any other equity security of the Company issued or issuable with respect to any such Consideration Shares, including, without limitation, by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

provided, however, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction;

“Registration” shall mean a registration effected by preparing and filing one or more Registration Statements or similar documents in compliance with the requirements of the Securities Act and pursuant to Rule 415, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Statement” shall mean any registration statement or registrations statements that cover the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Required Holders” means the holders of a majority of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission that may at any time permit the Investors to sell securities of the Company to the public without registration.

“Rule 415” means Rule 415 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission providing for offering securities on a delayed or continuous basis.

“SEC Guidance” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission thereunder.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf, as the case may be.

“Shelf Registration” shall mean a Registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf” shall have the meaning given in subsection 2.3.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Trading Day” shall mean any day on which the Trading Market or, if the Ordinary Shares are then listed on any other Eligible Market, such Eligible Market is open for trading (regular way), including any day on which the Trading Market (or such Eligible Market, as applicable) is open for trading (regular way) for a period of time less than the customary time.

“Trading Market” means The Nasdaq Global Market.

“Transaction Documents” has the meaning assigned to such term in the Purchase Agreement.

ARTICLE 2

REGISTRATIONS

2.1 Resale Shelf Registration.

2.1.1 The Company shall use its commercially reasonable efforts to file with the Commission as soon as practicable, but in no event later than the Filing Deadline, and use commercially reasonable efforts to (a) cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement for a Shelf Registration on Form F-3 (a “Form F-3 Shelf”)(or, if the Company is not eligible to use Form F-3, a Form F-1 (the “Form F-1 Shelf”)) covering the resale by the Holders of the maximum number of Registrable Securities (determined as of two (2) Business Days prior to such filing), in accordance with applicable Commission rules, regulations and interpretations, on a delayed or continuous basis and (b) subject to the other provisions of this Agreement, including Section 3.2, keep such Form F-1 Shelf or Form F-3 Shelf effective and available for use in compliance with the provisions of the Securities Act.

2.1.2 Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

2.2 Rule 415 Cutback.

2.2.1 Notwithstanding anything to the contrary set forth in Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 of the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new Registration Statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such Registration Statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”).

2.2.2 Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities and subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis among the Holders.

2.2.3 If the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under this Section 2.2, the Company shall use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities (a) that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement and (b) are no longer restricted by any Lock-Up Agreement.

2.3 Amendment, Supplement and Subsequent Shelf.

2.3.1 The Company shall use commercially reasonable efforts to maintain a Shelf in accordance with the terms of this Agreement, and shall prepare and file with the Commission from time to time such amendments and supplements to the Shelf as may be necessary to keep the Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.3.2 If a Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.2, use commercially reasonable efforts to as promptly as is reasonably practicable (a) cause such Shelf to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), (b) amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf, or (c) prepare and file an additional Registration Statement for a Shelf Registration (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

2.3.3 If a Subsequent Shelf is filed pursuant to subsection 2.3.2, the Company shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form F-3 to the extent that the Company is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if the Company is a well-known seasoned issuer as defined in Rule 405 promulgated under the Securities Act at the most recent applicable eligibility determination date.

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Registration Statement and whenever any Registrable Securities are to be registered pursuant to Article 2, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably practicable without causing any undue disruption to the business of the Company:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for the Effectiveness Period (as defined below);

3.1.2 subject to Section 3.2, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are no longer Registrable Securities (the “Effectiveness Period”);

3.1.3 prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request in writing and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection 3.1.3 or to take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.4 promptly notify the Holders of Registrable Securities of the receipt by the Company of any notification by a governmental authority or the Commission with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “Blue Sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, and in no event later than one (1) Business Day, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) Business Days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to such Holder of such Registrable Securities or its counsel without charge (including any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein) and, thereafter, give good faith consideration to the comments of a single U.S. counsel for such sellers; provided, however, that the Company shall not be required to consider any comments received unless such comments shall have been received by the Company at least three (3) Business Days prior to the relevant filing;

3.1.9 as promptly as reasonably practicable after becoming aware of such event or facts, notify the Holders, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the occurrence of any event or the existence of such facts as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then, subject to Section 3.2, to correct such Misstatement as set forth in Section 3.2 hereof;

3.1.10 make available to its security holders (which may be satisfied by making such information available on EDGAR), as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the Effective Date of the particular Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect); and

3.1.11 otherwise, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with any Registration hereunder.

3.2 Restrictions on Registration Rights; Suspension of Sales; Adverse Disclosure.

3.2.1 Notwithstanding anything to the contrary contained herein (but subject to subsection 3.2.5), at any time after the Effective Date of a particular Registration Statement, the Company shall be permitted to suspend each Holder’s use of any Prospectus that is part of any Registration Statement (in which event, the Holders shall, in accordance with subsection 3.2.2, discontinue sales of the Registrable Securities pursuant to such Registration Statement contemplated by this Agreement), if the Company is aware of any material, non-public information concerning the Company or any of its subsidiaries the disclosure of which at the time is not, in the good-faith opinion of the Board, in the best interest of the Company, nor, based on the advice of counsel to the Company, otherwise required (a “Grace Period”); provided, however, that the Company shall promptly, but in no event later than 9:30 a.m. (New York City time) on the second (2nd) Trading Day immediately prior to the commencement of any Grace Period (except for such case where it is impossible to provide such two-Trading Day advance notice, in which case the Company shall provide such notice as soon as possible), notify the Holders in writing of the (i) existence of material, non-public information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public information to the Holders) and the date on which such Grace Period will begin and (ii) date on which such Grace Period is expected to end; provided, further, that (I) no Grace Period shall exceed sixty (60) consecutive Trading Days or an aggregate of one hundred and twenty (120) days in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during any such Grace Period, (II) the first day of any Grace Period must be at least three (3) Trading Days (or such shorter period as may be agreed between the Company the Holders) after the last day of any prior Grace Period and (III) no Grace Period may exist during the first ten (10) consecutive Trading Days after the Effective Date of the particular Registration Statement (each, an “Allowable Grace Period”). For purposes of determining the length of an Allowable Grace Period above, such Allowable Grace Period shall begin on and include the date set forth in the notice referred to in clause (i) above, provided that such notice is received by the Holders not later than 9:30 a.m. (New York City time) on the second (2nd) Trading Day immediately prior to such commencement date (except for such case where it is impossible to provide such two-Trading Day advance notice, in which case the Company shall provide such notice as soon as possible) and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) above and the date referred to in such notice. Upon expiration of each Allowable Grace Period, the Company shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated by this Agreement and shall again be bound by subsection 3.1.9 with respect to the information giving rise thereto, unless such material, non-public information is no longer applicable.

3.2.2 Upon receipt of written notice from the Company that (a) a Registration Statement or Prospectus contains a Misstatement, or (b) an Allowable Grace Period is in effect, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement as contemplated by subsection 3.1.9 (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.2.3 In addition, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (a) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (b) would, in the good faith view of the Company, require the Company to make an Adverse Disclosure, (c) would, in the good faith view of the Company, accompanied by a certificate signed by the Company’s Chairman of the Board, Chief Executive Officer, President or Chief Financial Officer stating that in the good faith judgment of the Board it would, be materially detrimental to the Company or (d) could materially affect a bona fide business or financing transaction of the Company or its subsidiaries, then the Company may, from the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of a Registration Statement and continuing after the Effective Date of any such Registration Statement, and provided that the Company continues to actively employ, in good faith, commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the period of time determined in good faith by the Company to be necessary for such purpose.

3.2.4 Notwithstanding anything to the contrary contained herein, the Company shall not have the right to exercise the rights set forth in this Section 3.2 for more than sixty (60) consecutive Trading Days or more than one hundred and twenty (120) days, in any such case, in any twelve (12) month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.2.5 Notwithstanding anything to the contrary contained in this Section 3.2, the Company shall cause its transfer agent to deliver Ordinary Shares to a Permitted Transferee of a Holder in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which the Holder has entered into a contract for sale, and delivered a copy of the Prospectus included as part of the particular Registration Statement to the extent applicable, prior to the Holder’s receipt of the notice of an Allowable Grace Period and for which the Holder has not yet settled.

ARTICLE 4

OBLIGATIONS OF THE HOLDERS

4.1 Obligations of the Holders.

4.1.1 At least five (5) Business Days prior to the first anticipated filing date of each Registration Statement (or such shorter period to which the parties agree), the Company shall notify the Holders in writing of the information the Company requires from the Holders with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the Registration pursuant to this Agreement with respect to the Registrable Securities of the Holders that each Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

4.1.2 Each Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless such Holder has notified the Company in writing of the Holder’s election to exclude all of the Holder’s Registrable Securities from such Registration Statement.

4.1.3 Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3.1.8, subsection 3.1.10, or Section 3.2, such Holder shall immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by subsection 3.1.8 or Section 3.2 or receipt of notice that no supplement or amendment is required.

4.1.4 Each Holder covenants and agrees that it shall comply with the prospectus delivery and other requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

ARTICLE 5

EXPENSES OF REGISTRATION

5.1 Expenses of Registration. In accordance with clause 9.1 of the Purchase Agreement and except as provided in clause 9.3 of the Purchase Agreement, each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement. All reasonable expenses of the Company, other than sales or brokerage commissions and fees and disbursements of counsel for, and other expenses of, the Holders, incurred in connection with registrations, filings or qualifications pursuant to Section 2 and Section 3 hereof, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company, but excluding, for the avoidance of doubt, fees and disbursements of any legal counsel to the Holders.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, its officers, employees, directors, affiliates, partners, members, attorneys and agents, and each Person who controls such Holder (within the meaning of the Securities Act) (each, a “Holder Indemnified Party”) against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees), whether joint or several, resulting from, arising out of or that are based on any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, except insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by such Holder expressly for use therein, or if such losses, judgments, claims, damages, liabilities and out-of-pocket expenses are based on any such Holder’s violation of the federal securities laws or failure to sell the Registrable Securities in accordance with the intended plan of distribution contained in the Prospectus. The Company shall promptly reimburse a Holder Indemnified Party for any reasonable expenses incurred by such Holder Indemnified Party in connection with investigating and defending any proceeding or action to which this Section 6.1 applies (including the reasonable fees and disbursements of legal counsel) except insofar as such proceeding or action arise out of or are based on any information or affidavit furnished in writing to the Company by such Holder, expressly for use therein, or if such proceeding or action are based on any such Holder’s violation of the federal securities laws or failure to sell the Registrable Securities in accordance with the intended plan of distribution contained in the Prospectus.

6.2 Indemnification by Holders. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers and agents, and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees), whether joint or several, resulting from, arising out of or that are based on any untrue or allegedly untrue statement of a material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or allegedly untrue statement or omission or alleged omission are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein, or if such losses, judgments, claims, damages, liabilities and out-of-pocket expenses are based on any such Holder’s violation of the federal securities laws or failure to sell the Registrable Securities in accordance with the intended plan of distribution contained in the Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

6.3 Indemnification Process.

6.3.1 Any person entitled to indemnification pursuant to Sections 6.1 or 6.2 (each, an “Indemnified Party”) shall:

6.3.1.1 if a claim is to be made against any Person (the “Indemnifying Party”) for indemnification hereunder, give prompt written notice to the Indemnifying Party of the losses, claims, damages, liabilities or out-of-pocket expenses (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the Indemnifying Party); and

6.3.1.2 unless in the Indemnified Party’s reasonable judgment, a conflict of interest between such Indemnified Party and Indemnifying Party may exist with respect to such claim, permit such Indemnifying Party to assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party.

6.3.2 If such control of defense is assumed, the Indemnifying Party shall not be subject to any liability to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

6.3.3 An Indemnifying Party who is not entitled to, or elects not to, assume the control of defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other of such Indemnified Parties with respect to such claim.

6.3.4 No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement or compromise which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms thereof) or which settlement includes a statement or admission of fault and culpability on the part of such Indemnified Party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement or compromise of any claim, dispute losses, damages, liabilities or other matter for which it, or any other Indemnified Party, could seek indemnification hereunder.

6.3.5 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

ARTICLE 7

CONTRIBUTION

7.1 Contribution. If the indemnification provided under Sections 6.1, 6.2, and 6.3 from the Indemnifying Party is judicially determined to be unavailable or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein (other than pursuant to the express provisions of this Agreement), then each Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or allegedly untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or omitted to be made by, in the case of an omission), or relates to any information or affidavit supplied by (or not supplied by, in the case of an omission), such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 7.1 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6.1, 6.2 and 6.3 above, any legal or other fees, charges or out- of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.1 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 7.1. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7.1 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 8

REPORTS UNDER THE EXCHANGE ACT

8.1 Reports under the Exchange Act. With a view to making available to the Investor the benefits of Rule 144, the Company agrees to:

8.1.1 use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

8.1.2 use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit any of the Company’s obligations under the Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

8.1.3 furnish to each Holder, so long as they hold Registrable Securities, promptly upon written request, (i) a written statement by the Company, if true, that it has complied with the reporting, submission and posting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent Annual Report on Form 20-F filed with the Commission under the Exchange Act or report on Form 6-K containing interim financial information of the Company, and such other reports and documents so filed by the Company with the Commission if such reports are not publicly available via EDGAR, and (iii) such other information as may be reasonably requested to permit the Holder to sell such securities pursuant to Rule 144 without registration.

ARTICLE 9

ASSIGNMENT OF REGISTRATION RIGHTS

9.1 Assignment of Registration rights. Neither the Company nor any of the Holders shall assign this Agreement or any of their respective rights or obligations hereunder; provided that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company or any Holder, as the case may be, remains the surviving entity immediately after such transaction shall not be deemed an assignment and any Holder shall be permitted to transfer its rights and obligations under this Agreement to an affiliate. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders. This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

ARTICLE 10

AMENDMENT OR WAIVER

10.1 Amendment or waiver. No provision of this Agreement may be (i) amended other than by a written instrument signed by both the Company and the Required Holders or (ii) waived other than in a written instrument signed by an authorized representative of the party against whom enforcement of such waiver is sought; provided that, that notwithstanding the foregoing, any amendment or modification to the Agreement that would have a disproportionately adverse effect on any Holder’s rights hereunder in any material respect shall require the prior written consent of such Holder. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

ARTICLE 11

MISCELLANEOUS

11.1 Notices. All general notices, demands, consents, waivers or other communications required or permitted to be given or made hereunder (“Notices”) shall be in writing and delivered personally or sent by courier or sent by electronic mail to the intended recipient thereof. Any such Notice shall be deemed to have been duly served (a) if given personally or sent by local courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; or (c) the third (3rd) Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt). Any notice or communication under this Agreement must be addressed:

If to the Company:

Prenetics Global Limited

Unit 701-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong

Attention: Mr. Danny Yeung/Mr. Stephen Lo

Email address: danny@prenetics.com; stephen.lo@prenetics.com

If to any Holder, at such Holder’s address or contact information as set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 11.1. Any Holder not desiring to receive Notices at any time and from time to time may so notify the other parties, who shall thereafter not make, give or deliver any Notice to such Holder until duly notified otherwise (or until the expiry of any period specified in such Holder’s notice).

11.2 Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

11.3 Governing Law; Venue. Each party expressly agrees that this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the applicable of laws of another jurisdiction. Any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court, waives any obligation it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any cause of action may be heard and determined only in any such court, and agrees not to bring any cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 11.3. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

11.5 Entire Agreement. This Agreement, the other Transaction Documents    (including any applicable Lock-up Agreements), the schedules and exhibits attached hereto and thereto and the instruments references herein and therein constitute the entire agreement and understanding of the parties solely with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, solely with respect to such matters. There are no restrictions, promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth in the Transaction Documents provided, however, that nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to (i) have any effect on any agreements any Holder has entered into with, or any instrument that any Investor received from, the Company prior to the date hereof with respect to any prior investment made by such Holder in the Company, (ii) waive, alter, modify or amend in any respect any obligations of the Company or any rights of or benefits to any Holder or any other Person in any agreement entered into prior to the date hereof between or among the Company and any Holder or any instrument that any Holder received prior to the date hereof from the Company and all such agreements and instruments shall continue in full force and effect or (iii) limit any obligations of the Company under any of the other Transaction Documents.

11.6 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; (f) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications or supplements thereto; and (g) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. Where any Ordinary Shares are held by the Depository Trust Company or any person who operates a clearing system or issues depositary receipts (or their nominees) and/or a nominee, custodian or trustee for any person, that person shall (unless the context requires otherwise) be treated for the purposes of this Agreement as the holder of those shares and references to shares being “held by” a person, to a person “holding” shares or to a person who “holds” any such shares, or equivalent formulations, shall be construed accordingly. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

11.7 Execution. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

11.8 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement is not for the benefit of, nor may any provision hereof be enforced by, any Person, other than the parties hereto, their respective successors and the Persons referred to in Section 6 and Section 7 hereof.

11.9 Obligations of the Holders. The obligations of each Holder under this Agreement and the other Transaction Documents are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement or any other Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any of the other the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and each Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

11.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 4, 6, 7, 9, 10 and 11 hereof shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY

Signed by PRENETICS GLOBAL LIMITED

/s/ Danny Yeung
Name: Danny Yeung
Title: Director

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Holder:

Signed by LO YUK MING DENNIS

/s/ Lo Yuk Ming Dennis

Address for Notices:

Flat 8B, Highview, 1A Cox’s Road, Kowloon, Hong Kong

Email: dennis.lo@me.com

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Holder:

Signed by AC-Tech Investment Limited

/s/ Chan Kwan Chee
Name: Chan Kwan Chee
Title: Director

Registered Address:

Portcullis (Cayman) Ltd, The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands

Address for Notices:

21C, Emperor Height, 5 Cox’s Road, Jordan, Kowloon, Hong Kong

Email allenkc.cuhk@gmail.com

[Signature Page to Registration Rights Agreement]